Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2019, by and between Boxwood Merger Corp., a Delaware corporation (the “Company”), and L. Joe Boyer (“Executive”), and shall be effective as of the date of the closing (the “Effective Date”) of the transactions contemplated by the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by that certain Unit Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, Atlas Intermediate Holdings LLC, and Atlas Technical Consultants Holdings LP; and

WHEREAS, Executive acknowledges and agrees that that certain Employment Agreement, dated as of October 23, 2017, by and between Executive and Atlas Technical Consultants Intermediate Holdco LLC (the “Prior Employment Agreement”), has terminated; and

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment with the Company, in each case, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A attached hereto.

Section 2. Acceptance and Term of Employment.

(a) The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The term of Executive’s employment shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 8 hereof (the “Initial Term of Employment”): provided, that after the Initial Term of Employment, the Term of Employment shall automatically be extended for subsequent one (1) year periods until Executive’s employment is terminated by either party pursuant to Section 8 hereof; provided, however, that either party may elect not to so extend this Agreement beyond the then-current Term of Employment by giving written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Term of Employment.

Section 3. Position, Duties and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title, including managing the day-to-day business activities of the Company and its subsidiaries (subject to operating guidelines and budgets established by the Board from time to time). In addition, the Company shall nominate Executive and shall use commercially reasonable efforts to support Executive’s nomination to serve as a member of the Board during the Term of Employment. If requested, Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b) Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company or (z) interferes with Executive’s exercise of judgment in the Company Group’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) of this Section 3(b) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive’s principal place of employment shall be in Austin, Texas, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Compensation. Executive shall be provided annualized Base Compensation in an amount equal to no less than $550,000, payable in accordance with the regular payroll practices of the Company, which amount shall be reviewed by the Compensation Committee of the Board annually for possible increase, as may be approved in writing by the Compensation Committee of the Board, and any such upward adjustment in Base Compensation shall constitute “Base Compensation” for purposes of this Agreement.

(b) Annual Bonus. Executive shall be eligible to earn an annual bonus with respect to each fiscal year of the Company ending during the Term of Employment (the “Annual Bonus”), with a target bonus opportunity equal to one hundred percent (100%) of Executive’s then-current Base Compensation (the “Target Bonus”) and subject to a maximum amount of up to two hundred percent (200%) of Executive’s then-current Base Compensation. The actual amount of the Annual Bonus shall be based on the achievement of certain financial metrics as reasonably determined by the Compensation Committee of the Board in good faith consultation with Executive. The Annual Bonus, to the extent earned, shall be paid in a lump sum no later than March 15th of the calendar year following the applicable performance year, subject to Executive’s continuous employment with any member of the Company Group through the end of the applicable performance period of such Annual Bonus (except as provided for in Section 8 of this Agreement). For fiscal year 2019, Executive shall be entitled to receive (i) any earned Annual Bonus with respect to the portion of fiscal year 2019 ending on the Effective Date to the extent not previously paid and (ii) for the remainder of fiscal year 2019 following the Effective Date, a pro-rata portion of the Annual Bonus based on the number of days following the Effective Date and actual results.

(c) Incentive Equity Grant. With respect to each fiscal year during the Term of Employment, Executive will be eligible to receive an equity grant (“Equity Award”) with a target grant date value equal to no less than one hundred percent (100%) of Executive’s then-current Base Compensation, as determined in the reasonable discretion of the Compensation Committee of the Board. For the avoidance of doubt, the Compensation Committee of the Board shall determine the terms and conditions of the Equity Award, including the amount thereof, which may be equal to, less than, or greater than the above-mentioned target value. The Equity Awards shall be subject to the terms and conditions of the Boxwood Merger Corp. 2019 Omnibus Incentive Plan (the “Plan”) and a written award agreement to be entered into between the Company and Executive; provided, that (i) such terms and conditions shall be consistent with the terms of this Section 4(c) and (ii) not otherwise inconsistent with the other terms and conditions of this Agreement, including with respect to restrictive covenants.

Section 5. Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company’s policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

Section 6. Insurance; Car Allowance.

During the Term of Employment, the Company shall continue to maintain (at the Company’s cost) Executive’s $2 million life insurance policy or shall provide Executive with comparable life insurance coverage in an identical or higher amount. During the Term of Employment, Executive shall be entitled to receive a car allowance in a monthly amount of no less than $1,400, which Executive may apply toward the use of automobile and related expenses (including, but not limited to, leasing costs, gas, tolls, maintenance, and insurance), with terms of such car allowance consistent with the Company’s past practice with Executive.

Section 7. Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s policy, in each case, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of: (i) Executive’s death, (ii) subject to Section 8(b), a termination by reason of a Permanent Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason and (v) non-renewal of the Term of Employment. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. l.409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the payment schedule set forth below in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b) Termination Due to Death or Permanent Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Permanent Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Permanent Disability, subject to Section 8(i) below, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) Pro-rata Annual Bonus for the year of termination, calculated based on actual performance as if Executive had remained employed through the remainder of the applicable performance period;

(iii) The Severance;

(iv) The Target Bonus, payable in accordance with Section 4(b);

(v) Accelerated vesting of all outstanding Equity Awards (with any unvested performance-based awards deemed achieved based on actual performance); and

(vi) To the extent permissible under the Company’s group health plan and subject to Executive’s timely election of continuation coverage under COBRA, continuation of health benefits coverage at the expense of the Company, during the Severance Term (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, and, if not permissible under the Company’s group health plan, Executive shall be entitled to receive a lump sum payment equal to the after-tax costs of comparable health benefits coverage for Executive and Executive’s dependents during the Severance Term.

Following Executive’s death or a termination of Executive’s employment by reason of a Permanent Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement (except relating to any rights Executive may have as an equityholder or interest holder). For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment due to death or Permanent Disability shall be receipt of the amounts and benefits set forth in clauses (i) through (vi) of Section 8(b) hereof.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment for Cause during the Term of Employment by providing the Executive with thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Cause, which written notice, to be effective, must be provided to the Executive within sixty (60) days of the occurrence of such event. Executive shall have the right to cure the event allegedly constituting Cause (if curable) during the thirty (30) day period following receipt of such notice, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period. Notwithstanding any of the foregoing to the contrary, in the event that the Board reasonably determines that Executive’s continued employment during such thirty (30) day period is reasonably likely to result in material harm to the Company, the Company may suspend Executive and prohibit him from the Company’s premises during such period; provided, that the Company shall continue to pay the compensation, incentives and benefits provided to Executive during employment in accordance with the terms of this Agreement during any such period of suspension.

(ii) In the event that the Company terminates Executive’s employment for Cause, Executive shall be entitled only to the Accrued Obligations, following such termination of Executive’s employment for Cause, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement (except relating to any rights Executive may have as an equityholder or interest holder).

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time during the Term of Employment without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause during the Term of Employment, subject to Section 8(i) below, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Pro-rata Annual Bonus for the year of termination, calculated based on actual performance as if Executive had remained employed through the remainder of the applicable performance period;

(iii) The Severance;

(iv) The Target Bonus, payable in accordance with Section 4(b);

(v) Accelerated vesting of all outstanding Equity Awards (with any unvested performance-based awards deemed achieved based on actual performance); and

(vi) To the extent permissible under the Company’s group health plan and subject to Executive’s timely election of continuation coverage under COBRA, continuation of health benefits coverage at the expense of the Company, during the Severance Term (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Severance Term), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, and, if not permissible under the Company’s group health plan, Executive shall be entitled to receive a lump sum payment equal to the after-tax costs of comparable health benefits coverage for Executive and Executive’s dependents during the Severance Term.

Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement (except relating to any rights Executive may have as an equityholder or interest holder). For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment without Cause shall be receipt of the amounts and benefits set forth in clauses (i) through (vi) of Section 8(d) hereof.

(e) Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason during the Term of Employment by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set Forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment with Good Reason shall be receipt of the amounts and benefits set forth in clauses (i) through (vi) of Section 8(d) hereof (except relating to any rights Executive may have as an equityholder or interest holder).

(f) Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f). Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement (except relating to any rights Executive may have as an equityholder or interest holder).

(g) Termination Due to Non-Renewal of the Term of Employment. In the event that the Company terminates this Agreement by a notice of non-renewal of the then-current Term of Employment, as set forth in Section 2 hereof, Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. In the event that Executive terminates this Agreement by a notice of non-renewal of the then-current Term of Employment, as set forth in Section 2 hereof, Executive shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment due to non-renewal of a Term of Employment, except as set forth in this Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement (except relating to any rights Executive may have as an equityholder or interest holder).

(h) Termination in Connection with a Change in Control. In the event that (i) Executive’s employment terminates due to death or Permanent Disability, (ii) the Company terminates Executive’s employment without Cause, (iii) Executive terminates employment with the Company with Good Reason, or (iv) the Company terminates this Agreement by a notice of non-renewal of the then-current Term of Employment, each within the ninety (90) day period prior to or the two (2) year period following a Change in Control, subject to Section 8(i) below, Executive shall be entitled to:

(i) The Accrued Obligations;

(ii) Pro-rata Annual Bonus for the year of termination, calculated based on actual performance as if Executive had remained employed through the remainder of the applicable performance period;

(iii) The Enhanced Severance;

(iv) One and one-half (1.5) times the Target Bonus, payable in accordance with Section 4(b);

(v) Accelerated vesting of all outstanding Equity Awards (with any unvested performance-based awards deemed achieved based on actual performance); and

(vi) To the extent permissible under the Company’s group health plan and subject to Executive’s timely election of continuation coverage under COBRA, continuation of health benefits coverage at the expense of the Company, during the Enhanced Severance Term (or if earlier, until the date that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Enhanced Severance Term), of health benefits provided to Executive and Executive’s dependents immediately prior to such termination, and, if not permissible under the Company’s group health plan, Executive shall be entitled to receive a lump sum payment equal to the after-tax costs of comparable health benefits coverage for Executive and Executive’s dependents during the Severance Term.

Following such termination of Executive’s employment in connection with a Change in Control, except as set forth in this Section 8(h), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy in connection with a termination of employment in connection with a Change in Control shall be receipt of the amounts and benefits set forth in clauses (i) through (vi) of Section 8(h) hereof (except relating to any rights Executive may have as an equityholder or interest holder).

(i) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), (g), or (h) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s (or Executive’s estate or Executive’s beneficiaries, as the case may be) execution and delivery to the Company of an irrevocable Release of Claims in the form attached hereto as Exhibit A (the “General Release”) within sixty (60) days following the date of the Executive’s termination of employment hereunder and non-revocation of the General Release (and the expiration of any revocation period contained in such General Release). If Executive fails to execute and deliver an irrevocable General Release prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such General Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the General Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(j) Repayment of Severance Benefits. Notwithstanding anything in this Agreement to the contrary (including this Section 8), in the event that Executive materially breaches any provision of the Restrictive Covenants in Section 9 hereof or the General Release and fails to cure such breach within thirty (30) days’ following written notice from the Company setting forth in reasonable specificity the event that constitutes a breach within sixty (60) days of the occurrence of such event, the Severance Benefits shall immediately terminate and the Company shall have no further obligations to Executive with respect thereto.

Section 9. Restrictive Covenants.

(a) Non-Competition. Executive hereby acknowledges that Executive is familiar with the Proprietary Information (as defined below) of the Company Group. Executive acknowledges and agrees that any member of the Company Group would be irreparably damaged if Executive were to provide services to any person competing with any member of the Company Group or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that during the Term of Employment and the Restricted Period, other than in the good faith performance of Executive’s duties under this Agreement, Executive shall not, and shall cause each of Executive’s affiliates not to, directly or indirectly, whether as principal, partner, officer, director, employee, consultant, manager, member or equity holder, own any interest in, manage, operate, participate in, develop products for, advise, consult with, render services for, control or acquire any business that engages in infrastructure engineering, testing, inspection and program management anywhere in the United States or Canada; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicitation. In consideration of Executive’s employment and receipt of payments hereunder, Executive further agrees that during the Term of Employment and the Restricted Period, other than in the good faith performance of Executive’s duties under this Agreement, Executive shall not, and shall cause each of Executive’s affiliates not to, directly or indirectly:

(i) induce or attempt to induce any employee or contractor of the Company Group to leave the employ or service of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or contractor thereof that Executive learned about through Executive’s employment with the Company; provided, however, that notwithstanding the promises and covenants within this Section 9(b)(i), at such time as Executive is no longer serving as an employee or agent of the Company, or the Company’s successors or assigns, Executive shall not be precluded from engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency; provided that such solicitation, advertising or searches are not directed in any way at any such employees or contractors of the Company Group;

(ii) hire any person who was an employee of the Company Group at any time during the preceding twelve (12)-month period that Executive learned about through Executive’s employment with the Company; or

(iii) call on, solicit or service any Customer, supplier or material business relation of the Company Group (including any Person that was a Customer, supplier or other material business relation of the Company Group at any time during the eighteen (18)-month period immediately prior to the date Executive’s employment with the Company terminates) in order to induce or attempt to induce such Person to cease doing business with the Company Group, or in any way interfere with the relationship between any such Customer, supplier or business relation of the Company Group and the Company Group.

(c) Mutual Non-Disparagement. During the Term of Employment and at all times thereafter, Executive agrees that Executive shall not, other than in the good faith performance of Executive’s duties under this Agreement, make, publish or communicate to any Person any oral or written statement that disparages or places the Company Group, its officers, directors, equity holders or employees in a false or negative light, except in connection with a legal proceeding in which Executive is under oath or in response to a subpoena or as is otherwise required by law to cooperate with a governmental entity. The Company agrees that the Company Group shall not, other than in the good faith performance of its business, make, publish or communicate to any Person any oral or written statement that disparages or places the Executive in a false or negative light, except in connection with a legal proceeding in which the Company is under oath or in response to a subpoena or as is otherwise required by law to cooperate with a governmental entity.

(d) Non-Disclosure; Non-Use of Proprietary Information. During the Term of Employment and at all times thereafter, other than in the good faith performance of Executive’s duties under this Agreement, Executive shall not disclosure or use at any time any Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” means information acquired by Executive (i) that is designated as “confidential” by the Company Group, or (ii) that the Company Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside each such organization except through controlled means, or (iii) that is or should be reasonably understood by Executive to be confidential; provided, however, that Proprietary Information shall not include information that is generally available to the public in its compiled form or that is properly obtained by Executive from a completely independent source under no obligation of confidentiality. Proprietary Information may be provided in any form, including electronic, oral, visual, or written form, whether or not it is marked as being confidential. Proprietary Information need not be a trade secret or know-how to be protected under this Agreement. By way of illustration, but not limitation, Proprietary Information includes any confidential information about the business, methods, business plans, operations, products, processes, and services of the Company Group or any Customer thereof. Proprietary Information shall also include, without limitation, information pertaining to: (i) the identities of the Company’s actual and prospective Customers, as well as the names, addresses, phone numbers and e-mail addresses of contact persons and/or decision-makers employed by Customers; (ii) the volume of business and the nature of the business relationship between the Company Group and its Customers; (iii) the pricing of the Company Group’s products, services and technology, including any deviations from its standard pricing for particular Customers, as well as the financing methods employed by and arrangements with existing or prospective Customers; (iv) information regarding the Company Group’s employees, including their identities, skills, talents, knowledge, experience, compensation, benefits, capabilities, and preferences; (v) business plans and strategies, marketing and sales plans and strategies, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes of the Company Group; (vi) information about financial results and business condition of the Company Group; (vii) computer programs, software, source code, and program designs developed by or for the Company Group and/or tailored to its needs by its employees, independent contractors, consultants or vendors; and (viii) all technology developed, enhanced, produced, employed, and/or distributed by the Company Group. Executive further agrees that, regardless of its effect on trade secret status, the controlled and limited disclosure of Proprietary Information to third parties for legitimate business purposes and the availability of the Proprietary Information to others outside the Company Group through independent investigation and effort will not remove it from protected status as Proprietary Information under this Agreement if Executive was first entrusted with the Proprietary Information while employed by the Company. Proprietary Information includes trade secrets and know-how.

(e) Protected Rights. Notwithstanding the foregoing, any non-disclosure provision in this Agreement does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

(f) DTSA. Notwithstanding anything in this Agreement to the contrary, Executive may, without informing or obtaining prior authorization from the Company: (i) disclose trade secrets in confidence to a federal, state or local government official, directly or indirectly, or to Executive’s attorney, solely for the purpose of reporting or investigating a suspected violation of law that directly pertains to the trade secrets; (ii) disclose trade secrets in a complaint or other document filed in a judicial or administrative proceeding that directly pertains to the trade secrets, if such filing is made under seal; and (iii) disclose trade secrets to Executive’s attorney and use the trade secrets in a judicial or administrative proceeding brought by Executive against the Company alleging retaliation for Executive having reported a violation of law, provided that Executive files any document containing the trade secrets under seal and does not otherwise disclose the trade secrets, except as required by court order.

(g) Enforcement; Remedies. In the event that Executive violates any of the provisions set forth in this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company Group are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company Group. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of Section 9 of this Agreement. The pursuit of one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(h) Blue Pencil. If, at any time, any term or provision of this Section 9 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 9 enforceable. This Section 9 as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly acknowledge that the provisions of this Section 9 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group.

(i) Tolling. If Executive is found to have violated any of the provisions of this Section 9, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by Executive, to the extent permitted by applicable law. It is the intent of this Section 9(g) that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenants so that the Company may obtain the full and reasonable protection for which it contracted and so that Executive may not profit by any breach of such covenants.

(j) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

Section 10. Compensation Recovery Policy.

If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud or misconduct (including, but not limited to circumstances where the Company has been required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, as enforced by the U.S. Securities and Exchange Commission), or pursuant to any compensation recovery policy adopted by the Company to comply with applicable law or to comport with good corporate governance practices, the Compensation Committee of the Board may, direct that the Company recover the portion of any performance-based cash or equity compensation paid to Executive with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement, but only to the extent that such clawback or recovery is required by law, including any rules of the U.S. Securities and Exchange Commission that are in effect at the time of such clawback or recovery; provided, that, notwithstanding the foregoing, the Company may only clawback or recover the elements of incentive compensation that are required to be clawed back or recovered pursuant to such applicable law or rule of the U.S. Securities and Exchange Commission.

Section 11. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any enforceable non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound;

(c) In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer; and

(d) None of the Company, any other member of the Company Group nor any of their respective representatives, has provided any legal advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek, and Executive has sought, legal advice from Executive’s own legal counsel regarding this Agreement. The Company shall pay the reasonable costs incurred by Executive’s legal counsel regarding their review and negotiation of this Agreement and any related agreements, subject to a maximum amount equal to $15,000.

Section 12. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

Section 13. Mitigation.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by a subsequent employer.

Section 14. Indemnification.

The Company hereby agrees to indemnify Executive, hold Executive harmless, and advance all related costs to Executive to the fullest extent provided by law, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees and costs), losses, and damages resulting from Executive’s performance of Executive’s duties and obligations with the Company Group. This obligation shall be provided in accordance with the Company’s bylaws and applicable directors’ and officers’ liability insurance coverage, including any applicable tail coverage.

Section 15. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, that the foregoing Clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages For failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors, which is hereby expressly permitted) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquirer of such assets without Executive’s consent; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die or become disabled, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(f) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group and Executive any legal or equitable right, remedy, or claim under or with respect to ibis Agreement or any provision of this Agreement.

Section 17. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by cither of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability.

If any covenants or such other provisions of this Agreement arc found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS, EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 20. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address is so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office (with a copy, which shall not constitute notice, to c/o Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, Attention: Joel Rubenstein and Jason D. Osborn) and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. Section Headings; Construction and Interpretation.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Sections shall be construed to refer to Sections of this Agreement unless otherwise noted. The recitals hereto are hereby incorporated herein.

Section 22. Entire Agreement.

This Agreement and the General Release together with any other exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements (including, without limitation, the Prior Employment Agreement) between the parties relating to the subject matter of this Agreement.

Section 23. Section 280G.

(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall either (i) reduce (but not below zero) such payments or benefits received or to be received by Executive so that the aggregate present value of the payments and benefits received by Executive is $1.00 less than the amount which would otherwise cause Executive to incur an Excise Tax, or (ii) be paid in full, whichever results in the greatest net after-tax payment to Executive.

(ii) All calculations and determinations under this Section 22 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 22, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 22. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Section 24. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 25. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or electronic (including by means of facsimile or email transmission) signature.

*        *        *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY

BOXWOOD MERGER CORP.

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer

Signature Page to Employment Agreement

EXECUTIVE

/s/ L. Joe Boyer
L. Joe Boyer

Signature Page to Employment Agreement

APPENDIX A
Definitions

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Compensation through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) rights with respect to equity or similar interests of the Company Group, subject to, and in accordance with, the terms and conditions of this Agreement, the Bylaws, the Plan, grant or similar agreement relating to such equity or interests (which, for the avoidance of doubt, shall be consistent with the terms of Section 4(c) of this Agreement).

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b).

(d) “Base Compensation” shall mean the annual salary provided for in Section 4(a), which for the avoidance of doubt shall include any increases thereto in accordance with such Section 4(a).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Bylaws” shall mean the bylaws of the Company, as may be amended and/or restated from time to time.

(g) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful and continued failure or refusal by Executive to materially perform Executive’s duties or responsibilities to the Company Group or to follow the lawful directives of the Board or its designee (other than as a result of death or Permanent Disability), (iii) willful misappropriation (or attempted willful misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) Executive’s conviction of or pleading guilty or nolo contendere to any felony or any crime involving moral turpitude, (v) Executive’s material failure to cooperate in any material way with any audit or investigation of the business or financial practices of the Company Group, (vi) Executive’s commitment of (or attempting to commit) any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company Group’s property that results in material economic harm to the Company Group, (vii) Executive’s material breach of this Agreement or any other non-competition, non-solicitation, confidentiality, non-disparagement or other restrictive covenant provisions relating to any member of the Company Group by which the Executive may be bound, or (viii) Executive’s material violation of the Company’s code of conduct or other written policy which is reasonably likely to be materially damaging to any member of the Company Group.

(h) “Change in Control” shall have the meaning set forth in the Boxwood Merger Corp. 2019 Omnibus Incentive Plan.

(i) “COBRA” shall mean Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA.

Appendix A - 1

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(k) “Company” shall have the meaning set forth in the preamble hereto.

(l) “Company Group” shall mean, collectively, the Company, its subsidiaries and its affiliates.

(m) “Customer” shall mean any individual, proprietorship, partnership, corporation, association, or other entity that has been solicited or contacted in any material respect by, or purchased or acquired products or services from, the Company Group during the Term of Employment.

(n) “Delay Period” shall have the meaning set forth in Section 14(a) hereof.

(o) “Enhanced Severance” shall mean an amount equal to two hundred and fifty percent (250%) of Executive’s then-applicable Base Compensation, payable in a lump sum.

(p) “Enhanced Severance Term” shall mean the thirty (30) month period following Executive’s termination of employment.

(q) “Executive” shall have the meaning set forth in the preamble hereto.

(r) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties or responsibilities, (ii) a material reduction in annual base salary or target annual bonus (in each case, as adjusted upwards (if applicable) in accordance with the terms of this Agreement), or (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than twenty-five (25) miles from its current location or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above); provided, that none of the foregoing events shall constitute Good Reason unless the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason as contemplated in Section 8(e), which written notice shall give reasonable specificity in the nature of the circumstances determined by the Executive in good faith to constitute Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the initial occurrence of such event, unless the Executive has given the Company written notice thereof prior to such date. Executive acknowledges and agrees that Executive’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder for a period of up to thirty days (with full pay and benefits during such period), and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

Appendix A - 2

(s) “Initial Term of Employment” shall mean the period specified in Section 2 hereof.

(t) “Permanent Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, or, in the good faith determination of the Board, would be reasonably likely to prevent, the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Permanent Disability shall be determined by a physician mutually agreed to by the Board and the Executive, or absent such agreement, a physician mutually agreed to by a physician selected by the Board and a physician selected by Executive.

(u) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Restricted Period” shall mean the twenty-four (24) month period following Executive’s termination of employment for any reason.

(w) “Severance” shall mean an amount equal to two hundred percent (200%) of Executive’s then-applicable Base Compensation, payable in a lump sum.

(x) “Severance Benefits” shall have the meaning set forth in Section 8(i) hereof.

(y) “Severance Term” shall mean the twenty-four (24) month period following Executive’s termination of employment.

(z) “Term of Employment” shall mean the Initial Term of Employment and the period of any extension thereof in accordance with Section 2 hereof.

Appendix A - 3

Exhibit A

General Release

(Please see attached)

Exhibit A to Employment Agreement

AGREEMENT MAY NOT BE SIGNED
PRIOR TO LAST DAY OF EMPLOYMENT

GENERAL RELEASE

I, L. Joe Boyer, in consideration of and subject to the performance by Boxwood Merger Corp., a Delaware corporation (together with its subsidiaries, the “Company”) of its obligations under the Employment Agreement dated as of August 12, 2019 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and each other member of the Company Group (as defined in the Agreement) and their respective direct and indirect, subsidiaries and affiliates and all of their respective present, former and future managers, directors, officers, employees, successors and assigns and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in Section 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, both past and present (through the date upon which I sign this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, or any of my heirs, executors, administrators or assigns may have, including, claims which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act: the Sarbanes-Oxley Act: the Fair Credit Reporting Act: the Equal Pay Act; the National Labor Relations Act; to the extent permitted by applicable law, any whistleblower, relator, False Claims Actor qui taro claims and/or any personal right to recovery under such claims; the Occupational Safety and Health Act; any applicable Executive Order Programs; the Fair Labor Standards Act; any claims arising under any other federal, state or local civil or human rights law. or under any other local, state, or federal law. regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

Exhibit A- 1

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4. I agree that this General Release does not waive or release any rights or Claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, any claim under the Age Discrimination in Employment Act of 1967).

5. I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived by private agreement under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise to which I am entitled, or (iii) my rights as an equity, interest or security holder in the Company or its subsidiaries.

6. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against a Released Party, or in the event I should seek to recover against a Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

Exhibit A- 2

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from (i) making any disclosure of information required by law, including providing truthful testimony if required to do so by court order or legal process or (ii) responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

9. I hereby acknowledge that Section 8 through Section 24 of the Agreement shall survive my execution of this General Release.

10. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

11. The Company knowingly and voluntarily (on behalf of the Company Group and its successors and assigns) releases and forever discharges me (and my heirs, executors, administrators and assigns) from any and all Claims, which they may have, including, claims which arise out of or are connected with my employment with, or my separation or termination from, provided that nothing herein shall release any Claims related to my fraud or criminal misconduct or that are unknown as of the date that my employment with the Company is terminated.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. I hereby confirm that I have returned to the Company any and all property, tangible or intangible, relating to the Company’s and its affiliates’ and subsidiaries’ businesses which I possess or have control over as the date hereof, including, but not limited to, all pricing files, information and data, customer and broker files, information and data, profitability, margin, operating, cost and other financial information and data, product formulation, quality assurance, specifications and new product development-information and data, company-provided credit cards, building or office access cards, keys, computer equipment, tablets, cellular telephone(s), iPhones, BlackBerry(s), and other mobile data devices, manuals, files, documents, records, software, data bases and other data. Notwithstanding the foregoing, the Company agrees that I shall be permitted to retain a copy of all my business contacts.

14. This General Release may not be changed orally and no modification, amendment or waiver of any provision contained in this General Release, or any future representation, promise or condition in connection with the subject matter of this General Release shall be binding upon me unless made in writing signed by both parties.

15. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Exhibit A- 3

16. This General Release shall be interpreted in accordance with the laws of the State of Texas without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

17. This General Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this General Release may be by actual or electronic (including by means of facsimile or email transmission) signature.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED OF MY OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND ANY CHANGES MADE SINCE MY ORIGINAL RECEIPT OF THIS RELEASE HAVE NOT RESTARTED THE |21||45]-DAY REVIEW PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED. CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

*        *        *

Exhibit A- 4

IN WITNESS WHEREOF, the undersigned have executed this General Release as of the date first above written.

COMPANY

BOXWOOD MERGER CORP.

By:
Name:
Title:

Signature Page to General Release

EXECUTIVE

L. Joe Boyer

Signature Page to General Release